EXHIBIT 10.4

COLUMBIA BANKING SYSTEM, INC.
PERFORMANCE STOCK UNIT AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT (“Agreement”) is entered into by and between Columbia Banking System, Inc. (“Company”) and ______________ (“Grantee”).
1.Basic Terms of Award
Target Number of Performance
Stock Units Subject to the Award:    ______________________
Performance Period:    ______________________
Date of Award:     ______________________
2.Company hereby awards to Grantee the target number of Performance Stock Units (“PSUs”) described above (the “Award”). Each PSU entitles Grantee to receive a payment in Common Stock or cash, or a combination of both, as determined by the Company, with a value equal to the sum of (i) the Fair Market Value, on the date the PSU is settled, of one share of Common Stock and (ii) the Dividend Equivalent with respect to such PSU. The number of PSUs that the Grantee actually earns pursuant to the Award will be determined by the level of achievement of certain performance goals set forth in Appendix A hereto.
3.The Award is made under the 2018 Equity Incentive Plan of Columbia Banking System, Inc. (the “Plan”), a copy of which has been provided to Grantee. By Grantee’s execution of this Agreement, Grantee acknowledges that he or she has received a copy of the Plan. The terms and conditions of the Plan are hereby incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the former shall govern. Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Plan.
4.Vesting and Settlement of Award
PSUs shall Vest in accordance with the criteria set forth in Appendix A hereto and be settled in accordance with Section 9(c) of the Plan. Any PSUs that do not Vest will be forfeited.
5.Dividend Equivalent
During the Performance Period, the Dividend Equivalent will accrue based on the maximum number of PSUs subject to the Award, which is set forth in Appendix A hereto. Upon settlement of the Award, Dividend Equivalents will only be payable on the number of vested PSUs, and Dividend Equivalents on unvested PSUs will be forfeited.
6.Grantee shall have no rights as a shareholder with respect to any PSUs or any shares of Common Stock subject to the Award, unless and until such shares are actually issued and delivered to Grantee.
7.No rights under the PSUs may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.

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8.No shares of Common Stock shall be issued with respect to a PSU, unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, all securities laws, rules and regulations, and the requirements of any stock exchange upon which the Common Stock may then be listed. Issuance of such shares is further subject to the approval of counsel for Company with respect to such compliance.
9.Company, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the PSUs, including, but not limited to, (i) withholding, or causing to be withheld, from any form of compensation or other amount due Grantee any amount required to be withheld under applicable tax laws, or (ii) requiring Grantee to make arrangements satisfactory to Company (including, without limitation, paying amounts) to satisfy any tax obligations, as a condition to recognizing any rights of Grantee under the Award.
10.Miscellaneous
a.Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.
b.All notices and other writings of any kind that a party to this Agreement may or is required to give hereunder to any other party hereto shall be in writing and may be delivered by personal service or overnight courier, facsimile, or registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed (i) if to Company, to its home office, marked to the attention of the corporate secretary of Company; or (ii) if to Grantee, to Grantee’s address set forth on the signature page hereof. Any notice or other writings so delivered shall be deemed given (i) if by mail, on the second (2nd) business day after mailing, and (ii) if by other means, on the date of actual receipt by the party to whom it is addressed. Any party hereto may from time to time by notice in writing served upon the other as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.
c.Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).
d.Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
e.Choice of Law. It is the intention of the parties that the internal laws of the State of Washington (irrespective of any choice of law principles) shall govern the

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validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
f.Successors in Interest. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.
COMPANY    COLUMBIA BANKING SYSTEM, INC.,
a Washington corporation
By:
Print name:
Title:
GRANTEE    By:
Print name:
Title:
Address:

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APPENDIX A
Performance Goals
PSUs subject to this Award shall vest according to performance against pre-established goals approved by the Committee as follows:

			Performance Goals
Performance Measure	Weighting	Measurement Perspective	Threshold	Target	Stretch
Return on Average Assets	50%	Relative to Peer Banks	25th Percentile	50th Percentile	75th Percentile
Total Shareholder Return	50%	Relative to Peer Banks	25th Percentile	50th Percentile	75th Percentile
Payout as % of Target			50%	100%	150%

Return on Average Assets (ROAA): Average of ROAA for the calendar quarters (each quarter calculated separately) measured on a relative basis against a defined group of Peer Banks over the Performance Period or, in the event of earlier vesting for death, Disability or a Change in Control, through the end of the quarter for which financial performance data is publicly available immediately preceding the event.

Total Shareholder Return: Measured on a relative basis against a defined group of Peer Banks over the Performance Period or, in the event of earlier vesting for death, Disability or a Change in Control, through the end of the quarter for which financial performance data is publicly available immediately preceding the event (calculated assuming that dividends during the period are reinvested in company shares on the date paid).

For relative performance calculations, Peer Banks will consist of all companies (other than the Company) included in the KBW Regional Banking Index (KRX) as of the last day of the Performance Period or, in the event of earlier vesting for death, Disability or a Change in Control, as of the applicable end-date for which performance is measured.

All financial performance determinations for the Company and the Peer Banks will be made at the ultimate parent company level. The source of data for financial performance determination will be SNL Financial.

Payout Determination
PSUs will vest based on achievement of performance levels – including threshold, target, and stretch – and associated payouts will be established at the beginning of the Performance Period. At the end of each Performance Period, the Company’s actual performance and the resulting payouts will be determined. Performance below “threshold” for a given performance measure will result in forfeiture of the respective PSUs; performance at or above “stretch” for a given performance measure will result in payout equal to 150% of the respective target PSUs. Performance between threshold – target – stretch will be determined using straight line interpolation and rounded up to the nearest whole number of PSUs.
PSUs subject to this Award shall vest according to the following schedule:

Performance Measure	Below Threshold Performance # of PSUs	Threshold Performance # of PSUs	Target Performance # of PSUs	Stretch Performance (Maximum) # of PSUs
Return on Average Assets	0
Total Shareholder Return	0

The Company’s performance and the resulting payouts will be determined as soon as practicable following the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2022. Payouts for performance between threshold – target – stretch will be determined using straight line interpolation and rounded up to the nearest whole number of shares.
Special Treatment Upon a Qualifying Retirement
In the event of separation from service for reasons other than death, Disability, Change in Control or for Cause, a participant that meets the requirements of a “qualifying retirement” will remain eligible to earn a prorated portion of any outstanding PSUs based on actual performance in accordance with the applicable determination criteria set forth above. The prorated portion will be determined based on the number of completed calendar months of active service during the Performance Period divided by 36 and payout, if any, will occur at the same time as other participants. For purposes of this section, “qualifying retirement” means separation from service after attainment of age 62 and completion of at least five years of service with the Company or Columbia State Bank, a Washington banking corporation and wholly owned subsidiary of the Company.
A-2

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